EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into effective as of June 29th 2022 (the "Effective Date") by and between ADHERA THERAPEUTICS, INC., a Delaware corporation with an address of 8000 Innovation Park, Baton Rouge, Louisiana 70820 (the "Company"), and ZAHED SUBHAN, an individual with an address of 1924 Kimberton Road, Phoenixville, PA, 19460 (the "Employee").

BACKGROUND

The Company desires to employ the Employee as the Chief Scientific Officer of the Company pursuant to the terms and conditions of this Agreement, and the Employee desires to serve in such capacity on behalf of the Company.

TERMS

NOW THEREFORE, for and in consideration of the mutual covenants and conditions contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:

1. Employment and Position.

1.1 Employment. The Employee shall serve as Chief Scientific Officer of the Company with the duties, responsibilities and authority that are customarily associated with those positions and shall report directly to the Company's Board of Directors (the "Board"). The Employee shall devote his full professional time and attention to the performance of his duties hereunder; provided that the foregoing also shall not be construed as preventing the Employee from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on other corporate boards (2) delivering lectures, fulfilling speaking engagements or lecturing at educational institutions and (3) managing personal investments. so long as such activities do not significantly interfere with the performance of the Employee's responsibilities hereunder; provided, however, that the Employee shall be permitted to own passively not more than 2% of the stock of those companies whose securities are listed on a national securities exchange or on the NASDAQ system.

1.2 Location of Employment. The Employee shall perform his duties from his personal residence, although it is understood that in connection with his duties under this Agreement, the Employee will be required to travel to and to perform services at other locations.

1.3 Nomination to Board of Directors. Throughout the term of this Agreement, the Company shall cause the Employee to be nominated for election as a member of the Board. The Company shall provide the Employee with (a) statutory indemnification to the fullest extent permitted by the Delaware General Corporation Law, (b) contractual indemnification pursuant to an indemnification agreement in the same form as provided to the other directors of the Company, and (c) shall use commercially reasonable efforts to obtain a directors' and officers' liability insurance policy in a form approved by the Company's Board of Directors. The Employee's decision to resign from the Board for any reason shall not be deemed a violation of this Agreement.

2. Compensation.

2.1 Base Salary. As compensation for the performance of his duties hereunder, the Company shall pay the Employee a base salary at the annual rate of Three Hundred Thousand Dollars

($300,000.00) payable in accordance with the Company's regular payroll practices but in no event less frequently than on a monthly basis. For purposes of this Agreement, "Base Salary" shall be defined as the initial base salary plus any increases in base salary, if any, during the term of this Agreement.

2.2 Incentive Bonus. The Employee shall be eligible for an annual incentive bonus (the "Incentive Bonus") each fiscal year of the Company during the term of this Agreement if certain individual and corporate performance goals and targets, mutually agreed by the Board and the Employee, are met. The performance goals and targets shall be determined by mutual agreement of the parties as of the beginning of each such fiscal year. Promptly after the Board's receipt of the financial information on which the performance goals are based after the end of the fiscal year, the Board shall review actual performance against the applicable performance goals and targets and shall notify the Employee of the amount of his bonus, if any. The Employee's bonus shall be paid to him after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as other executives of the Company; but not later than two and one-half months after the end of the fiscal year to which it relates.

2.3 Retirement and Welfare Benefits. The Employee shall be entitled to participate in the Company's retirement and welfare employee benefit plans and programs offered to senior level executives generally, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

2.4 Paid Time-Off. The Employee shall be entitled to four (4) weeks of paid vacation for each calendar year during the term of this Agreement, or such additional time period as may be approved by the Board. In addition, the Employee shall be entitled to paid time off for holidays recognized by the Company, and reasonable amounts of paid time off for sickness and personal matters each year during the term of this Agreement.

2.5 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable expenses incurred in connection with the performance of his duties and responsibilities on behalf of the Company, including dues for current membership in professional organizations directly related to the business of the Company, in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

3. Term and Termination.

3.1 Term. This Agreement shall be effective as of the Effective Date and shall continue until terminated in accordance with this Section 3. Nothing in this Agreement shall be construed as giving the Employee any right to continue to be retained in the employ of the Company, and the Employee specifically acknowledges that the Employee shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without cause and without compensation of any nature except as provided in this Section 3.

3.2 Termination by the Company. The Company may terminate the Employee's employment at any time for any reason or for Cause (as defined below) or as a result of the Employee's death or Disability (as defined below). With regard to the termination of the Employee's employment for Cause or on account of death or Disability, the Company may terminate the Employee's employment as follows:

(a) Termination of Employment of the Employee by the Company for Cause. The Company may terminate the Employee's employment immediately for Cause. For purposes of this Agreement "Cause" means that the Employee has engaged in gross negligence, willful misconduct

or embezzlement in the course of his employment or service. No act or failure to act shall be deemed "willful" if due primarily to an error in judgment or negligence or if in good faith and with the reasonable belief that such act is in the best interest of the Company.

(b) Death. The Employee's employment with the Company shall terminate immediately upon his death.

(c) Disability. The Company shall have the right to terminate the Employee's employment upon his Disability. For purposes of this Agreement, "Disability" shall have the same meaning as ascribed to such term (or terms of similar import) in the long-term disability insurance policy maintained by the Company for the Employee's benefit, or if no such policy exists, shall mean the Employee has become disabled within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

3.3 Termination by the Employee. The Employee may resign from employment with the Company at any time for any reason or for Good Reason. For purposes of this Agreement, "Good Reason" means (a) a material reduction or diminution in the Employee's position, duties or responsibilities, (b) a material reduction in the Employee's Base Salary or employment benefits as in effect immediately prior to such reduction, (c) the failure of any successor entity to assume and honor the material terms and conditions of this Agreement, or (d) the Company violates a material term or condition of this Agreement, provided that the Employee first gives the Company written notice of the violation and the Company fails to cure the violation within thirty (30) calendar days after receipt of the written notice.

3.4 Effect of Termination Other Than For Cause or For Good Reason. If the Company terminates the Employee's employment with the Company for any reason other than for Cause, or if the Employee resigns from employment with the Company for Good Reason, and in each case, the Employee executes and does not revoke a written release, in a form acceptable to the Company (which form shall be provided to the Employee within ten business days of such termination or resignation), of any and all claims against the Company and all related parties with respect to all matters arising out of the Employee's employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Employee has accrued and is due a benefit (including, without limitation, pursuant to the Restricted Stock Agreement of even date herewith between the Company and Employee) or claims for which the Employee would be indemnified pursuant to Section 1.3 (the "Release"), then the Employee shall be entitled to receive, in lieu of any payments due under any severance plan or program for employees or executives, the amounts set forth in (a) and (b) below. Unless the Employee signs and does not revoke the Release, upon termination or resignation, as applicable, the Employee shall be entitled to receive only the amount due to the Employee under the Company's then current severance pay plan for employees, if any, but only to the extent not conditioned on the execution of a release by the Employee. No other payments or benefits shall be due under this Agreement to the Employee, but the Employee shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

(a) If such termination or resignation is within the first six months following the date hereof: (i) the Company shall pay the Employee an amount equal to three-fourths of his then-current Base Salary in nine (9) equal consecutive monthly installments due on the first day of each month commencing on the later of (A) the first day of the month immediately following the effective date of termination or (B) the expiration of the revocation period for the Release, and (ii) the Company shall pay to the Employee an amount equal to the cost to the Employee of continuing the medical and dental coverage under COBRA (or if COBRA is not applicable, under the terms of any individual policy secured by the Employee for continued medical and dental coverage reasonably acceptable to the Company) for

the Employee, and, where applicable, his spouse and dependents, for the nine month period following the Employee's termination date. If applicable, the COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended shall run concurrently with the period described in the preceding sentence.

(b) If such termination or resignation is after the first six months following the date hereof: (i) the Company shall pay the Employee an amount equal to his then-current Base Salary in twelve (12) equal consecutive monthly installments due on the first day of each month commencing on the later of (A) the first day of the month immediately following the effective date of termination or (B) the expiration of the revocation period for the Release, and (ii) the Company shall pay to the Employee an amount equal to the to the Employee of continuing the medical and dental coverage under COBRA (or if COBRA is not applicable, under the terms of any individual policy secured by the Employee for continued medical and dental coverage reasonably acceptable to the Company) for the Employee, and, where applicable, his or her spouse and dependents, for the one year period following the Employee's termination date. If applicable, the COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended shall run concurrently with the period described in the preceding sentence.

Payment of the amounts described in (a) and (b) above shall begin immediately after the later of (i) the first day of the month immediately following the effective date of termination or (ii) the expiration of the revocation period for the Release or, if required by section 409A of the Code, six months after the date of the Employee's separation from service (within the meaning of section 409A of the Code) with the Company. If the Employee dies during such six-month period, the severance payments shall be paid to the personal representative of the Employee's estate as soon as practicable, but not later than 60 days, after the date of the Employee's death. If payment is delayed pursuant to section 409A of the Code, the accumulated amounts withheld on account of section 409A of the Code shall be paid on the first business day after the end of the six-month period. Payments under this Agreement shall be made by mail to the last address provided for notices to the Employee pursuant to Section 5.3 of this Agreement.

3.5 Effect of Termination For Cause or Resignation Other than for Good Reason. If the Company terminates the Employee's employment with the Company for Cause, or the Employee resigns from employment with the Company for other than a Good Reason, the Employee shall be entitled to receive the Base Salary accrued but unpaid as of the date of termination but shall not be entitled to receive any other compensation or benefits from the Company except as and to the extent the continuation of certain benefits is required by law or under the terms of any Company benefit programs and plans.

3.6 Effect of Death. In the event of death of the Employee, the Employee's designated beneficiary, or in the absence of such designation, the estate or other legal representative of the Employee (collectively, the "Estate") shall be paid within thirty (30) days after the Employee's death, an amount equal to the Employee's unpaid Base Salary through the date of death. The Estate shall be entitled to any other death benefits in accordance with the terms of the Company's benefit programs and plans.

3.7 Effect of Termination for Disability. If the Employee's employment hereunder is terminated for Disability, the Employee shall be paid, within thirty (30) days of the effective date of termination, an amount equal to the sum of the Employee's unpaid Base Salary through the date of termination. The Employee shall be entitled to receive (if entitled thereto) disability compensation and benefits in accordance with the Company's benefit programs and plans.

3.8 Disclaimer of Mitigation Duty. The Employee shall not be required to mitigate the amount of any payment provided for or referred to in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for or referred to in this Section 3 be reduced by any compensation earned by the Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company or otherwise.

4. Confidential Information, Invention And Non-Competition Agreement. The Employee hereby acknowledges that, during and solely as a result of his employment by the Company, the Employee will receive access to confidential information and business and professional contacts. In consideration therefore and for the benefits and payments contemplated by this Agreement, upon execution of this Agreement, the Employee hereby agrees to execute and abide by the terms of the Confidential Information, Invention and Non-Competition Agreement (the "Non-compete Agreement"), attached hereto as Exhibit A.

5. General Provisions.

5.1 Waiver. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege ("Right") under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

5.2 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines to the contrary.

5.3 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received only upon actual receipt of certified mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier service, addressed as set forth below:

If to the Employee:

Zahed Subhan
1924 Kimberton Road,
Phoenixville, PA, 19460

If to the Company:

8000 Innovation Park
Baton Rouge, Louisiana 70820
Attn: Board of Directors

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this section for the giving of notice.

5.4 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.5 Further Assurances. Each party hereto shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the terms and purposes of this Agreement and the other transactions contemplated herein.

5.6 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

5.7 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

5.8 Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

5.9 Law Changes. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of section 409A of the Code, this Agreement shall be administered so that such payments will be made in accordance with the requirements of section 409A of the Code.

5.10 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

ADHERA THERAPEUTICS, INC.

By: [signature]
Name: TROND K. WAERNESS
Title: CHAIRMAN

[signature] 6/29/2022
Zahed Subhan

EXHIBIT A

CONFIDENTIAL INFORMATION, INVENTION AND NON-COMPETITION AGREEMENT